Exhibit 10.ii.c

	EUROMED CHARTER PARTY 1983 (Revised 1997)	Geneva DATE 07 February 2011

It is this day Mutually Agreed, between Cargill International S.A. Geneva

Description of Vessel

             Owners of the TBN              Motorvessal

Call Sign              Satcom Tlx No              built              at              of              net tons

register, or thereabouts, and guaranteed              TBN, and which Owners guarantee is classed highest class with a member of the International Association of Classification Societies during currency of this Charter Party, and furthermore Owners guarantee that the vessel is insured with a P and I Club which is a member of the International Group of P and I Clubs during the currency of this Charter Party

Charterers	and, Mosaic Fertilizer LLC, Fishawk, Florida Charterers, that the said vessel being tight, staunch, and strong, and in every way fitted for this voyage in accordance with all local and international regulations and in compliance with all terms and

Loading Range	conditions of this charter party shall with all speed, sail and proceed to the loading port or place to be set forth on a separate Schedule of Terms to this Charter Party (which in case of named port(s) Owners acknowledge as safe and suitable for this vessel) and there load, always afloat or safely aground where customary,

Commodities	from said Charterers or their agents, the commodities and in the amount thereof to be set forth on a separate Schedule of Terms. Vessel to be clean in every respect and in all compartments ready to load on vessels arrival at the first loading port. Stowage in unobstructed main holds only. Cargo to be loaded to the nearest 100 tons without deadfreight.

Advice of Readiness (Load)	Master to advise (TLX NO ) vessel’s estimated time of arrival at loading range or port on fixing, 15 days, 8 days, 6 days, 4 days and 2 days and 1 day off loadport/range prior to load readiness.

Loading Port Orders	Vessel to load in accordance with the requirements of any national and/or other regulatory bodies including but not limited to USDA, NCB and Canadian Port Warden, as may be required, and/or independent surveyor/s, as selected by Charterers, and to comply with their instructions, not exceeding what she can reasonably stow and carry over and above her Cabin, Tackle, Provisions, Fuel and Furniture (Stowage to be under Master’s direction and responsibility) and

Destination	being loaded shall with all speed therewith proceed to the discharging port or place to be set forth on a separate Schedule of Terms (which in case of named port(s) Owners acknowledge as safe and suitable for this vessel) as ordered on signing Bills of Lading or as directed by Charterers or their agents as below, and deliver the same always afloat, agreeable to Bills of Lading.

Freight	In U.S.A. Dollars per ton of 1000 kilos or 1016 kilos of lumpsum freight at the rate to be set forth on a separate Schedule of Terms.

Additional Ports	Order of rotation to be at Charterer’s option. The premium for each additional port of loading or discharging is due to Owners provided vessel has actually used additional port or ports of loading or discharging. At any additional loading or discharging ports, laytime to resume on arrival at the port, excepted periods always excepted, unless vessel is on demurrage. No notice of readiness is required.

Freight Payable

100% Freight to be paid in accordance with the terms of this charter party in the U.S.A. currency within three banking days of signing freight prepaid chopt freight payable as per Charter Party Bill/s of Lading on gross Bill/s of Lading quantity/ies, as established by elevator weights, ship and/or cargo lost or not lost to ………

Charterers have the liberty to pay freight on part cargo as loaded in exchange of ‘Freight Prepaid’, or at Charterers option, ‘Freight Payable as per Charter Party’ Bills of Lading corresponding to the amount of freight paid. Charterers will not agree to the assignment of freight, monies due under this Charter Party, or the Charter Party itself, in any circumstances whatsoever.

Bills of Lading	Owners to instruct vessel agents at loadport to release “Freight Prepaid’ or at Charterers option “Freight Payable as per Charter Party” clean on board Bill/s of Lading immediately upon completion of loading provided freight has been received by owners. Owners not to clause/delay release of Bills of Lading for alleged deadfreight. Failing an amicable settlement such dispute to be referred to arbitration in accordance with the terms of this Charter Party. Master to call at Charterers’ or their agents’ office, as requested, and sign Bills of Lading as presented, without prejudice to this Charter Party.

Ship’s Agents

At loading port/s Owners to appoint and employ Agents as selected by Charterers for all ships’ business paying customary fee including signing and releasing Bills of Lading. No protective agents to be employed except for husbandry matters.

At discharging ports Owners to appoint and employ Agents as selected by Charterers for all ships’ business paying customary fee. No protective agents to be employed except for husbandry matters.

Disbursements	Owners to place agents in funds prior to arrival of vessel at loading and discharging ports failing which any damages and/or consequences to be for Owners account

Stevedores

At loading and discharging ports Stevedores to be appointed by Shippers/Charterers/Receivers and to be employed by shippers/charterers/receivers. Loading and discharging to be under the direction and supervision of the Master.

Cargo to be loaded, spout trimmed and discharged free of expense to the vessel. Further trimming if required over and above spout trimming to be for Owners account and time used not to count as laytime or time on demurrage.

Time for loading	Vessel to be loaded and spout trimmed at the average loading rate to be set forth on a separate Schedule of Terms, provided vessel can receive at this rate, otherwise demurrage to be paid at the rate stipulated. Time to count from 12 hours following vessel’s customs clearance and receipt at the office of Charterer’s Agents of valid written notice of readiness accompanied by original pass/es of any national and/or other regulatory bodies, including but not limited to USDA, NCB and Canadian Port Warden, as may be required, and/or independent surveyor/s, as selected by Charterers, (attesting to the fact that the vessel is clean and in every respect ready in all compartments), whether in berth or not.

Laydays/Cancelling	Shipments not to commence before the shipping periods to be set forth on a separate Schedule of Terms.

Advice of Readiness (Discharge)	Master to advise (Tlx No ) vessel’s estimated time of arrival at discharging range or port, on sailing loadport, 8 days, 4 days and 2 days and 1 day off disport prior to discharge readiness.

Discharging Port Orders	Vessel can tender monday/sunday atdnshinc, 12 hours turn time to apply unless sooner commenced

Demurrage Despatch	Demurrage at loading and/or discharging ports, if incurred, to be paid at the rate of Demurrage to be declared upon vessels nomination. Demurrage rate per day or pro rata for part of a day to be set forth on separate Schedule of Terms. Any delays caused by ice, floods, quarantine, export or import prohibitions/restrictions, or any other acts of governments, or any other events of “force majeure” will not count as laytime unless the vessel is already on demurrage. Despatch money earned at loading port/s to be paid by Owners at half the Demurrage rate for all laytime saved at loading port/s and shall be deducted In accordance with Charterers’ estimate from freight and shall be adjusted on the basis of statement of facts. Despatch Money earned at discharging port/s to be paid by Owners at half the Demurrage rate far all laytime saved at discharging port/s.

Shifting	Intentionally deleted.

Overtime	Overtime to be for the account of the party ordering same except if ordered by Port Authority and/or Elevator in which case such overtime to be for Charterers’ account. However, officers’ and crews’ overtime always to be for Owners’ account.

Cesser Clause	Charterers’ liability under this Charter Party to cease on cargo being loaded, except for payment of freight, deadfreight and demurrage.

Relet	The Charterers, or their Agents, have the privilege of transferring all or part of this Charter to others, guaranteeing to the Owners the due fulfilment of this Charter.

Cargo Spaces

a) Bulk Carriers : Cargoes to be loaded In unobstructed self trimming main holds only which are In every respect fully suitable for grab discharge.

b) Intentionally deleted.

c) Other Spaces : Loading of cargo into wingtanks, deeptanks, lockers or any other spaces is prohibited.

Ships Gear	Owners guarantee that vessel’s cranes and/or winches and derricks, gear, runners, ropes and slings are (and will be maintained until completion of discharge) in good working condition and if required at loading and/or discharging port/s Master to give free use of vessel’s cranes or winches and/or derricks and power to drive the gear, runners, ropes and slings, always sufficient to lift the minimum as described at each hatch, simultaneously at all hatches, shore crane-men or winchmen to be employed and same to be for Charterers’ account. Master also to give free use of vessel’s lighting as on board, if required. If required by Charterers, Owners to provide currently valid cargo gear certificate’s issued by vessel’s classification society within the last 12 months.

Fumigation	If required, Charterers privilege to fumigate cargo at their expense and actual time used to count as laytime or time on demurrage, excepted periods always excepted. Master/Owners are not to cause/delay release of Bill/s of Lading by reason of fumigation.

Commission	An address commission to be set forth on a separate Schedule of Terms is due on shipment of cargo on Freight, Deadfreight and Demurrage, also on Demurrage at discharge, if incurred, to Charterers and is deductible from freight.

Brokerage	Intentionally deleted.

Bills of Lading	Bills of Lading shall be presented and signed by the Master without prejudice to the Charter Party. The Bills of Lading will be in a form customary for such voyages for grain cargoes and will incorporate the following clauses 1-11 below which will have equal application to the Charter Party.

1. Exceptions. It is mutually agreed that the Carrier shall not be liable for loss or damage occasioned by causes beyond his control, by the perils of the seas or other waters, by fire from any cause wheresoever occurring, by barratry of the Master or crew, by enemies, pirates or robbers, by arrest and restraint or princes, rulers or people, by explosion, bursting of boilers, breakage of shafts or any latent defect in hull, machinery or appurtenances, by collisions, stranding or other accidents of navigation of whatsoever kind (even when occasioned by the negligence, default or error in judgment of the pilot, Master, mariners, or other servants of the Carrier, not resulting, however, in any case, from want of due diligence by the Carrier of the vessel or any of them, or by the Ship’s Husband or Manager).

2. General Average. General Average shall be payable according to York/Antwerp Rules 1994 and subsequent amendments in London Average Bond with values declared therein to be signed, also sufficient security to be given as required by Master or agents. If the Carrier shall have exercised due diligence to make the vessel In all respects seaworthy and to have her properly manned, equipped and supplied, it is hereby agreed that in case of danger, damage or disaster resulting from faults or errors in navigation, or in the management of the vessel, or from any latent defect in the vessel, her machinery or appurtenances or from unseaworthiness, whether existing at the lime of shipment or at the beginning of the voyage (provided the latent defect of the unseaworthiness was not discoverable by the exercise of due diligence) the consignees or Carriers of the cargo shall, nevertheless, pay salvage, and any special charges incurred in respect of the cargo, and shall contribute with the Shipowner in General Average to the payment of any sacrifices, losses or expenses of a General Average nature that may be made or incurred for the common benefit, or to relieve the adventure from any common peril, all with the same force and effect and to the same extent as if such danger, damage or disaster had not resulted from or been occasioned by faults or errors in navigation or in the management of the vessel, or any latent defect or unseaworthiness.

3. Lien. Carrier to have a lien an the cargo for all freight and demurrage.

4. P. & I. Oil Bunker Clause. The Carrier shall have the liberty as part of the contract voyage to proceed to any port or ports at which bunker oil is available for the purpose of bunkering at any stage of the voyage whatsoever and whether such ports are on or off the direct and/or customary route or routes between any of the ports of loading or discharge named in this Contract and may there take oil bunkers in any quantity at the discretion of Carriers even to the full capacity of fuel tanks and deep tanks and any other compartment in which oil can be carried whether such amount is or is riot required for the contracted voyage.

5. Strike Clause. If the cargo cannot be loaded in and/or transported to the loading ports by reason of Riots, Civil Commotions, Strikes or Lock-outs, or by mason of obstructions or stoppages beyond the control of the Charterers/Shippers, on the Railways, Roads, Waterways or in the Docks or other loading places, or if the cargo cannot be discharged and/or transported from the discharging ports by reason of Riots, Civil Commotions, Strikes or Lock-outs, or by reason of obstructions or stoppages beyond the control of the Charterers, on the Railways, Roads, Waterways, or in the Docks or other discharging places, the time for loading or discharging as the case may be, shall not count during the continuance of such causes. In case of any delay by reason of the before mentioned causes no claim for damages or demurrage shall be made by the Charterers/Receivers of the cargo, or by the Carrier. For the purpose, however, of settling despatch money accounts, any time lost by the Vessel through any of the above causes shall be counted as time used in loading and/or discharging as the case may be.

6. Law & Arbitration Clause.

a) This contract is governed by and construed in accordance with English Law.

b) Should the parties fall to reach a prompt amicable settlement the parties hereby agree to refer all disputes to mediation under the model mediation procedure of CEDR (Centre for Dispute Resolution), London. The parties hereby agree that CEDR, on request of either party, is to select an appropriate mediator.

c) In the event that mediation does not lead to a mutually signed settlement agreement within 35 days after the appointment of a mediator any dispute shall be resolved by London arbitration as provided below:

1) All disputes arising out of or relating to this contract where the total amount claimed (excluding interest and costs) by either party does not exceed USD 100,000 shall be referred to arbitration in London and that reference shall be in accordance with the small claims procedure of the LMAA.

2) All other disputes, unless the parties agree forthwith on a single arbitrator, be referred to the final arbitrament of two arbitrators carrying on business in London who shall be members of the Baltic Exchange and engaged in shipping and for grain trades one to be appointed by each of the parties with the power to such arbitrators to appoint an Umpire. Any claim must be made in writing and claimants arbitrator appointed within 12 months of final discharge and where this provision is not complied with the claim shall be deemed to be waived and absolutely barred. No award shall be questioned or invalidated on the ground that any of the arbitrator is not qualified as above unless objection to his acting be taken within 2 weeks of his appointment.

The Parties are entitled at any stage, to appoint an arbitrator as to preserve time only (and give notice of such appointment) notwithstanding ongoing amicable negotiation or CEDR mediation.

7. ‘Centrocon’ Lighterage Clause. Intentionally deleted.

8. War Risks Clauses.

(1) No Bills of Lading to be signed for any blockaded port and if the port of discharge be declared blockaded after Bills of Lading have been signed, or if the port to which the ship has been ordered to discharge either on signing Bills of Lading or thereafter be one to which the ship Is or shall be prohibited from going by the Government of the Nation under whose flag the ship sails or by any other Government, the Carrier shall discharge the cargo at any other port covered by this Contract as ordered by the Charterers (provided such other port is not a blockaded or prohibited port as above mentioned) and shall be entitled to freight as if the ship had discharged at the port or ports of discharge to which she was originally ordered.

(2) The Carrier shall have liberty to comply with any orders or directions as to departure, arrival, routes, ports of call, stoppages, destination, delivery or otherwise howsoever given by the Government of the Nation under whose flag the vessel sails or any department thereof, or by any other

Government or any department thereof, or any person acting or purporting to act with the authority of such Government or any department thereof, or by any committee or person having, under the terms of the War Risks insurance on the ship, the right to give such orders or directions and if by reason of and in compliance with any such orders or directions anything is done or is not done, the same shall not be deemed a deviation, and delivery in accordance with such orders or directions shall be a fulfillment of the Contract and the freight shall be payable accordingly.

9. Both to Blame Collision Clause. If the liability for any collision in which the Vessel is involved while performing this Contract is to be determined in accordance with the laws of the United States of America, the following clause shall apply:

“If the ship comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the Master, mariner, pilot or the servants of the Carrier in the navigation or in the management of the ship, the owners of the goods carried hereunder will Indemnify the Carrier against all loss or liability to the other or non-carrying ship or her owners in so fares such loss or liability represents loss of or damage to or any claim whatsoever of the owners of the said goods, pail or payable by the other or non-carrying ship or her owners to the owners of the said goads and set off, recouped or recovered by the other or non-carrying ship or her owners as part of their claim against the carrying ship or Carrier. The foregoing provisions shall also apply where the Owners, Operators or those in charge of any ship or ships or objects other than, or in addition to, the colliding ships or objects are at fault in respect to a collision or contact.”

and the Charterers shall procure that all Bills of Lading issued under this Contract shall contain the same clause.

10. General Average and the New Jason Clause. General Average shall be payable according to the York/Antwerp Rules 1994, but where the adjustment is made in accordance with the law and practice of the United States of America the following clause shall apply:

“In the event of accident, danger, damage or disaster before or after the commencement of the voyage, resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequence of which, the Carrier is not responsible, by statute, contract or otherwise, the goods, shippers, consignees or owners of the goods shall contribute with the Carrier in genera! average to the payment of any sacrifices, losses or expenses of a general average nature that may be made or incurred and shall pay salvage and special charges incurred in respect of the goods:

If a salving ship is owned or operated by the Carrier, salvage shall be paid for as fully as if the said salving ship or ships belonged to strangers. Such deposit as the Carrier or his agents may deem sufficient to cover the estimated contribution of the goods and any salvage and special charges thereon shall, If required, be made by the goods, shippers, consignees or owners of the goods to the Carrier before delivery”.

and the Charterers shall procure that all BHIs of Lading issued under this Contract shall contain the same clause.

11. Paramount Clauses.

USA Clause Paramount: This Bill of Lading shall have effect subject to the provisions of the Carriage of Goods by Sea Act of the United States, approved April 16, 1936, which shall be deemed to be incorporated herein, and nothing herein contained shall be deemed a surrender by the carrier of any of its rights or immunities or an increase of any of its responsibilities or liabilities under said Act. If any term of this Bill of Lading be repugnant to said Act to any extent, such terms shall be void to that extent, but not further.

12. Time for Discharge. Always provided that the vessel has complied with the draft restrictions at discharging ports stipulated in this Charter Party, cargo to be received at destination at the average discharging rate to be set forth on a separate Schedule of Terms per weather working day of 24 consecutive hours, Holidays including Sundays, provided vessel can deliver at this rate otherwise demurrage to be paid as above. NOR can be tendered at any time day or night shinc. Time to count 12 hours after receipt of NOR at 1st or only disport, time to resume immediately atdnshinc upon arrival 2nd disport if used. Receivers of the cargo are in no case obliged to take delivery at night without their consent.

13.	All Purposes. Intentionally deleted.

14.	Saturday Clause. Intentionally deleted.

15.	Car Decks. Intentionally deleted.

16. Extra Insurance. Present and basic war risk insurance to be for Owners account, any increase to be for chrtrs account.

17. Hatches. At loading and discharging port or ports all opening and closing of hatches and removal and replacing of beams to be for owners’ account.

18. Taxes. Taxes and/or dues, if any, on cargo to be for Charterers’ account. Taxes and/or dues, if any, on vessel and/or freight to be for Owners’ account . Normal and customary port expenses to be always for Owners account. Argentine Income Tax if applicable to be for Owners account. In Brazil, Port Utilization Tax and Merchant Marine Renewal Tax to be for Shippers/Charterers account.

19. Oil Pollution. As a condition of this Charter Party, Owners guarantee that Owners and vessel are insured for pollution liability with respect to trading within, to and from ranges and areas specified in this Charter, said insurance to have a limit of not less than U.S.$500 million and additional oil pollution coverage of U.S.$200 million. At any time before or subsequent to the fixture date of this Charter, Owners, upon reasonable notice from Charterers, shall furnish to Charterers or its representative proof, satisfactory to Charterers of such insurance. Owners shall indemnify Charterers for any and all loss, expense and/or damage sustained by Charterers resulting from non-compliance with this clause. Any and all delay to the vessel resulting from such non-compliance shall not count as laytime or, if laytime has expired, as time on demurrage.

20. USCG Clause. As a condition of this Charter Party, Owners guarantee that during the term of the Charter the vessel shall be in full compliance with all U.S. Coast Guard pollution and safety regulations as contained in the Code of Federal Regulations, as amended, and all other applicable State pollution and safety laws, rules and regulations as may be promulgated. Owners shall indemnify Charterers for any and all loss, expense and/or damage sustained by Charterers resulting from partial or full non-compliance with this Clause. Any and all delays to the vessel resulting from such non-compliance shall not count as laytime or, if laytime has expired, as time on demurrage.

21. Certificate of Financial Responsibility. As a condition of this Charter Party, Owners guarantee that the vessel carries on board a Certificate of Financial Responsibility acceptable to the United States Coast Guard and all individual States which exercise jurisdiction over the load and discharge port(s) in the ranges and areas specified in this charter. The Master, upon Charterers’ request, shall make such certificate available for inspection to the Charterers or its representative. Owners shall indemnify Charterers for any and all loss, expense and/or damage sustained by Charterers resulting from non-compliance with this clause. Any and all delay to the vessel resulting from such non-compliance shall not count as laytime or if laytime has expired as time on demurrage.

22. Cleaning. If the vessel fails inspection Owners are to expedite cleaning including but not limited to hiring of shore labour and/or equipment at their expense. It is expressly agreed that Charterers rights under this Charter Party always remain unaffected and in force.

23. Stowaway. Any time lost including but not limited to time on demurrage and any losses, liabilities and cost incurred by reason of stowaways on board shall be for owners account.

24.	Owners Style. Detailed Owners’ style, address, domicile: -See Clause 48-

25. Vessel’s Position and Detailed Itinerary. As a condition of this Charter Party, Master and/or Owners to give without delay accurate advice of any change in vessel’s position.

26.	Vessel’s Description. Vessel’s particulars: -See Clause 43-

27.	Separations. Separations if any, to be for Charterers time, risk and expense.

28.	Port orders/Delays. Intentionally deleted.

29. Amendments. As a condition of this Charter Party, Owners to make lawful amendments/additions to the Charter Party and/or Bills of Lading and/or issue new Bills of Lading and/or related documents against a reasonable Letter of Indemnity for amendments/additions required by Letter of Credit or terms demanded by Receivers.

30. Certificates. As a condition of this Charter Party, Owners guarantee that the vessel is In all respects eligible for trading to the ports, places or countries specified in this Charter Party and that at all necessary times vessel and/or Owners shall have all valid certificates, records and other documents required for such trade. Furthermore, Owners as a condition of this Charter Patty guarantee that the vessel will comply with all applicable laws and regulations of the ports, places and countries specified in this Charter Party.

It is understood that Clauses Nos. 1 to 30 and Rider clauses 31 to 55, inclusive, form part of and are incorporated in this Charter Party.

CARGILL INTERNATIONAL, S.A.	MOSAIC FERTILIZER, LLC

By	By

ADDITIONAL CLAUSES

31. Eligibility.

A) Owners represent and guarantee that Owners and its vessel are not in any way directly or indirectly owned, controlled by or related to any Cuban interests. If the goods are to be loaded in or destined to the United States, then:

(1) Iran, North Korean, Sudan, shall be added to this list, and

(2) Owners represent and guarantee that the vessel has not called at a Cuban port within 180 days of the vessel’s estimated arrival at a U.S. Port. In addition, if at the time Owners nominate the performing vessel to Charterers, the Charterers’ Seller or Buyer of the subject cargo is a U.S. Company or is otherwise subject to or under U.S. restrictions, Charterers shall have the right to reject the nomination of any vessel that is directly or indirectly owners, controlled or related to any Iranian and/or Sudanese interest.

B) No Cuban/Iran/Sudan built/flag/crewed vessels and/or directly or indirectly controlled vessels are acceptable nor any vessel/ownership that has sanctions imposed on it by the United States, United Nations. No Rumanian built, owned or flagged.

32. Warranty Clause. Without prejudice to Charterers’ other rights under this Charter Party, it is expressly agreed that the Charterers have the liberty to deduct from freight, deadfreight, demurrage and damages for detention any damages or consequential losses suffered or likely to be suffered by Charterers and/or Shippers for reason of the Owners/ disponent Owners/vessel not complying with any warranty/guarantee given in this contract including any Addendum. The deductions shall be made in accordance with Charterers’ estimate but to be mutually agreed and shall be adjusted (if necessary) within a reasonable time from Charterers supply evidence.

33. Damages Short/Excess Loading. If the vessel does not load the Charter Party minimum (although sufficient cargo was made available) or loads in excess of the Charter Party maximum, all consequences/losses/ damages to be for vessel’s/Owners’ account (without prejudice to any other remedy available to Charterers). Without delay, Owners to furnish an appropriate P and I Club guarantee.

34. Survey. Charterers have the right to perform a Mosaic “General Condition Survey” prior to loading. Master/Owners to co-operate fully with Mosaic’s surveyor. If survey reflects deficiencies and same are of reasonable concerns, then Owners to rectify before vessel sails or as soon as reasonably possible.

35. Performance Speed. Vessel to perform ballast and laden voyage at normal full speed at about              knots weather permitting (speed to be advised upon nomination).

36. Inspection. Should the vessel fail inspection after tendering a valid NOR then all time lost from the failure of inspection until the vessel passes, not to count as laytime. If vessel does not receive customs clearance or free pratique then all time lost from failure to passing not to count as laytime.

37. Asian Gypsy Moth Clause (Lymantra Dispart and Lymantra Monacha). Owners guarantee vessel meets all Agriculture Canada Plant Protection Division and USDA Plant Protection and Quarantine Office Regulations. Furthermore, Owners guarantee the vessel is free of any Asian Gypsy Moth eggs or larvae or any form of Asian Gypsy Moth life. Should the vessel be found to have same after tendering, Notice of Readiness to be considered invalid. Notice of Readiness to be re-tendered after vessel is cleared by Canadian/ U.S. Authorities. If the vessel is not cleared and not allowed to enter the port and has not presented a fully valid Notice of Readiness within the agreed canceling, all costs/consequences/losses/damages to be for Owners’ account.

38. Machinery on Board. Master to allow machinery on board and into the holds to perform discharge operations at all times, always subject to vessel’s tank top strength.

39. Clean Cargo. In case Shippers cannot deliver “clean” cargo, Master has the option to reject same and order new cargo. Should the shippers fail to deliver clean cargo, Owners will be entitled to claim deadfreight.

40. Cleanliness. Vessel’s holds/hatches/hatch covers/coamings/tank tops/tracks/overheads, to be free of previous cargoes, including by odor and rust and scale and pass the required inspections prior to load.

41. Load-/Discharge Suitable. Owner warrants that the vessel is fully and in every way fitted for and suitable for the contracted cargo. Stowage in unobstructed main holds only. Owners guarantee that the vessel does not have girders/beams/centerline or longitudinal bulkheads In hatch opening or in the holds. Owners guarantee there will be no wing tank stowage or deep tank stowage.

All space is to be guaranteed suitable for grab discharge and available in unobstructed clear main holds only.

Vessel to be fully suitable for bulk commodities and fully suitable for bulk loading without any extra trimming other than normal spout and/or grab and/or bucket trimming and/or what is normal and customary for the load port.

42. ISM. From the date of coming into force of the International Safety Management (ISM) Code in relation to the Vessel and thereafter during the currency of this Charter Party, the Owners shall procure that both the Vessel and “the Company” (as defined by the ISM Code) shall comply with the requirements of the ISM Code. Upon request the Owners shall provide a copy of the relevant Document of Compliance (DOC) and Safety Management Certificate (SMC) to the Charterers.

Owners shall indemnify Charterers for any and all loss, expense and/or damage and/or consequences sustained by Charterers resulting from partial or full non-compliance with this clause. Any and all delays to the vessel resulting from such partial or full non-compliance with this clause shall not count as laytime or, if laytime has expired, as time on demurrage.

43. Vessel’s Description/Nomination Clause. Cargill Tonnage to be nominated.

Owner warrants that all Vessels nominated shall be max 20 years, classed highest Lloyds (+100 Al) or equivalent, Rightship approved, fully covered by a P&I club and Hull & Machinery insurance policy, and shall be seaworthy and fit for carriage of the intended cargo in all respects from the nomination until completion of the voyage(s).

Performing vessel or sub to be nominated latest 21 days prior to 1st day of laycan with full description together with below listed certificates and Shippers requested questionnaire, final performer to be nominated latest 10 days prior to ETA.

1.	Certificate of Registry.
2.	Radio station License.
3.	Tonnage certificate.
4.	Load line certificates 2 sets.
5.	1SSC
6.	SMC
7.	IOPP
8.	Safe Equip certificates
9.	Load port questionnaire

The Vessel’s nomination shall include:

(i)	the Vessel’s name and its full particulars;
(ii)	estimated time of arrival at the Loading Port;
(iii)	the expected loading quantity and stowage plan;
(iv)	the present status of the Vessel giving a clear picture to Seller of her operations, if any; and
(v)	full contact information of the Vessel.

Within twenty-four (24) working hours after receipt of such nomination, including Shippers’ requested questionnaire, Shippers/Charterers will approve or reject the nominated Vessel.

Vessel’s dimensions are subject to the restrictions of the Loading Port, in accordance with port regulations issued by maritime authorities, which, as of the date hereof, are as follows:

Item Pier 1

Length Overall 244m

Beam 32.3m

Arrival Draft 16.0m

Air Draft 19.0m

Such dimensions may be modified from time to time in accordance with any new port regulations issued by the maritime authorities. If new dimensions negatively impact owners’ commercial value of the COA then Owners and Charterers to mutually agree any compensation.

44. Trim. Vessel to be left in seaworthy trim to Master’s satisfaction while navigating between berths and ports at both ends.

45. P&I/Class. Vessel’s P and I Club and class as per Clause 43 and to remain so for the duration of the voyage. Vessel to be classed and remain for the duration for the voyage with a member of the International Association of Classification Societies.

46. The BIMCO ISPS Clause for Voyage Charter Parties.

(A) (i) From the date of coming into force of the International Code for the Security of Ships and of Port Facilities and the relevant amendments to Chapter XI of SOLAS (ISPS Code) in relation to the Vessel, the Owners shall procure that both the Vessel and “the Company” (as defined by the ISPS Code) shall comply with the requirements of the ISPS Code relating to the Vessel and the Company. Upon request the Owners shall provide a copy of the relevant International Ship Security Certificate (or the Interim International Ship Security Certificate) to the Charterers. The Owners shall provide the Charterers with the full style contact details of the Company Security Officer (CSO).

(ii) Except as otherwise provided In this Charter Party, loss, damage, expense or delay, excluding consequential loss, caused by failure on the part of the Owners or the Company to comply with the requirements of the MPS Code or this Clause shall be for the Owners’ account.

(B) (i) The Charterers shall provide the CSO and the Ship Security Officer (SSO)/Master with their full style contact details and any other information the Owners require to comply with the ISPS Code.

(ii) Except as otherwise provided in this Charter Party, loss, damage, expense, excluding consequential loss, caused by failure on the part of the Charterers to comply with this Clause shall be for the Charterers’ account and any delay caused by such failure shall be compensated at the demurrage rate.

(C) Provided that the delay is not caused by the Owners’ failure to comply with their obligations under the ISPS Code, the following shall apply:

(i) Notwithstanding anything to the contrary provided in this Charter Party, the Vessel shall be entitled to tender Notice of Readiness even if not cleared due to applicable security regulations or measures imposed by a port facility or any relevant authority under the ISPS Code.

(ii) Any delay resulting from measures imposed by a port facility or by any relevant authority under the ISPS Code shall count as laytime or time on demurrage if the Vessel is on laytime or demurrage. If the delay occurs before laytime has started or after laytime or time on demurrage has ceased to count, it shall be compensated by the Charterers at the demurrage rate.

(D) Notwithstanding anything to the contrary provided in this Charter Party, any additional costs or expenses whatsoever solely arising out of or related to security regulations or measures required by the port facility or any relevant authority in accordance with the ISPS Code including, but not limited to, security guards, launch services tug escorts, port security fees or taxes and inspections, shall be for the Charterers’ account, unless such costs or expenses result solely from the Owners’ negligence. All measures required by the Owners to comply with the Ship Security Plan shall be for the Owners’ account.

(E) If either party makes any payment which is for the other party’s account according to this Clause, the other party shall indemnify the paying party.

47. Cargo Bulk Phosrock. Stowage plan to be advised by Master. Vessel’s holds/hatches/hatchcovers/coamings/tank tops/tracks/overheads/bulkheads to be free of previous cargoes including by odor, and scale to the satisfaction of required inspectors/inspections prior to stowage in unobstructed main holds only. Owners guarantee there will be no wing tank stowage or deep tank stowage.

48. Freight Payment. 100% freight payable into Owners’ nominated bank account, in accordance with the terms of this Charter Party in United States Currency, latest 3 banking days after signing/ releasing original Bills(s) of Lading marked “Freight payable as per Charter Party”.

In case Charterers require “Freight Prepaid” original Bill(s) of Lading, then same to be released upon Charterers’ written confirmation that freight has been irrevocably remitted.

Clean Bill’s of Lading on gross Bill of Lading weight

Weights to be determined by Charterers’ independent surveyor.

Full freight deemed earned as cargo is loaded, discountless and non-returnable, ship and/or cargo lost or not lost.

Owners to send Charterers a freight invoice by e-mail upon completion of loading to facilitate generating freight payment:

Owners’ bank:

receiving bank:

swift:

aba:

beneficiary:

account nr:

49. Bills of Lading. Owners to instruct vessel’s agents at loading port to release “Freight Prepaid” or at Charterers’ option “Freight Payable as per Charter Party” clean on board Bill(s) of Lading immediately upon Owners’ bankers’ confirmation that freight has been received. Reference to “Clean on Boards B/Ls”—Master’s right to reject any damaged cargo and same to be replaced by sound cargo at Charterers’ time and expense.

50. Shifting/Trim. Shifting to be for Owners’ account at load but time to count. Vessel to be left in safe seaworthy trim by Charterers to Master’s satisfaction for shifting between berths/anchorages at load port.

51. Notices of Arrival (Loadport). On sailing from the port of origin, Master shall inform Charterers and loading port agents the expected time of arrival of Vessel.

Such information shall be updated fifteen (15) days, eight (8) days, four (4) days, two (2) days and one (1) day before the Vessel’s expected arrival at the Loading Port, or at any time upon Charterers’ request.

The fifteen (15) day and the two (2) day notices shall also be transmitted by Master to Charterers’ representatives in Av. Tacna 697, Centro Civico, Piura, Peru.

Master, Owners and/or Buyer shall, with five (5) days’ notice prior to arrival, also inform Seller about the Vessel’s cargo plan, and provide the following details:

i.	arrival and departure drafts;
ii.	air draft (distance from water line to the top of the hatch coamings);
iii.	amount of ballast on arrival and, if in cargo holds, how distributed;
iv.	time required for deballasting after berthing; and
v.	loading sequence.

Notice of Readiness:

Notice of Readiness (“NOR”) may be tendered after the Vessel drops anchors at the inner harbor area including the inner anchorage of the Loading Port latitude 5o 48’ S and longitude 81o 03’ W at any time, day and night, Saturdays, Sundays and holidays included, whether the Vessel is in berth or not, whether in free pratique or not, whether customs cleared or not; provided that the Vessel is within the agreed laydays and ready to receive cargo in every respect.

In case a NOR is not valid, vessel shall re-tender a NOR once she is considered ready to load in all respects.

Seiler shall be under no liability whatsoever, including for any costs, to Buyer with relation to any action taken by the Peruvian Navy or by any other Peruvian governmental authority, if such governmental authorities decide to delay the loading, to detain or to require any repairs on a specific Vessel.

52. Laytime (Loadport). Laytime shall commence twelve (12) hours after acceptance of the NOR, whether In berth or not, whether in free pratique or not, whether customs cleared or not; provided that the Vessel is within the agreed laydays and ready to receive the cargo in every respect, unless sooner commenced, in which case the actual commencement time shall be the beginning of the laytime.

Loading shall be performed at the loading rate to be set forth on a separate Schedule of Terms per weather working day of twenty-four (24) consecutive hours, any time, day or night, Sundays and Holidays included.

Laytime shall terminate upon completion of loading. However, any time lost in the final draft survey shall count as laytime used. Vessel shall sail from berth as soon as loading and subsequent formalities are completed. Vessel’s refueling is allowed only during loading operations, and never after the beginning of the final trimming and/or after the completion of loading operations.

Vessel shall be loaded in regular turn with all other Vessels awaiting the same type of product.

In case loading has to be interrupted or delayed due to insufficient ballast pump capacity in relation to loading capacity or to any other reason attributable to the Vessel, such time lost shall not be counted as laytime, even if the Vessel is already on demurrage. If such interruption continues for more than eight (8) consecutive hours, Seller shall have the right to order the Vessel to vacate the pier and shift from and back to the berth, at Buyer’s or Owners’ expense and time.

Any time lost in trimming, while Seller awaits master’s instructions, shall not count as laytime, even if the Vessel is already on demurrage.

Time lost as a result of any stoppage of loading operations required by the Vessel representatives shall not count as laytime, even if the Vessel is already on demurrage.

Shifting from anchorage area to berth shall not count as laytime, even if the Vessel is already on demurrage.

Time lost as a result of all or any of the causes hereunder shall not be computed as laytime, even if the Vessel is already on demurrage:

i)	Wars, rebellions, tumults, civil strife, insurrections, riots and political disturbances;
ii)	Epidemics and quarantine;
iii)	Strikes, lock-outs, partial or total strikes by miners, railway employees, stevedores, sea men or any other workmen connected with the mining, transportation and shipment of ore;
iv)	Accident at the mines, railways or ports;
v)	Landslides and floods;
vi)	Bad weather or acts of God, including but not limited to hurricanes, tornados, earthquakes, storms, cyclones, tsunamis, etc.;
vii)	Interventions by sanitary or other competent authorities;
viii)	Partial or total interruptions on railway or port;
ix)	Any cause of whatsoever kind or nature, beyond the control of Seller, preventing cargo preparation, loading or berthing of the Vessel.

Vessel shall depart from the Loading Port promptly following completion of loading. In case the Vessel has to wait for documents to depart from Loading Port, time waiting for those documents shall not count as laytime, even if the Vessel is on demurrage. Any time lost as a consequence of the inability of the Vessel with her crew, tackle, or other appliances to load or stow the cargo are not to count as laytime. The Master shall give free use of the Vessel’s lighting as on board, if required, for night work.

Time spent opening and closing hatches at commencement of loading in case Seller accepts the Vessel after the agreed laycan at the Loading Port shall not count as laytime; however, upon commencement and completion of loading, such time shall count as laytime.

In case Seller accepts the Vessel before the agreed laycan at the Loading Port, only the actual time spent upon commencement of loading shall count as laytime.

53. Agents/Tax and Duties. Agents at the Loading Port shall be appointed by Seller and the reasonable and customary fees thereof shall paid by Buyer or Owner.

Charterers’ agents both ends. Owners are allowed to appoint protective agents in discharge port.

Any extra insurance required due to the Vessel’s age, class, flag and/or ownership shall be borne by the Buyer or Owner.

54. Tendering at Discharge. Vessel can tender Notice of Readiness to Charterers at any time, day or night, Monday through Sunday and Holidays included. 12 hours turntime to apply, unless sooner commenced in which case actual time used to count. Waiting time to count as lay time, whether in port or not, whether in free pratique or not, whether in customs clearance or not. However, all delays associated with the vessel not to count as lay time. If the ship is unable to berth after the notice of readiness is tendered due to inclement weather conditions or roughness of sea, the time for which the vessel will remain held up shall not be counted in lay time.

55. Wash-Out Clause. If Charterer’s or Owner’s cannot perform physical lifting for reasons outside their commercial control, Cargill and Mosaic will mutually agree to ‘wash out of the specific cargo.

Wash-out process to be invoked only if other mutually agreeable accommodations cannot be made including moving scheduled shipment to a deferred period cannot be reached.

Wash-out process is to be final financial settlement to or from Owners or Charterers and is compensation for inability to perform.

This compensation is to reflect market appreciation/depreciation difference from the original contract price and will only be remitted should such physical contract execution not be possible by either party.

Washouts cannot be done once a vessel has been nominated unless there is mutual agreement between Charterers and Owners as there may be additional costs involved in diverting a ship to other business. Those costs will form part of the calculation. Washouts should be used because of a physical problem in shipping or receiving the designated tonnage and not for commercial purposes.